Exhibit 5.1

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Cogent Communications Group, Inc. 1015 31st Street N.W. Washington, D.C. 20007	Milan Moscow Munich	Singapore Tokyo Washington, D.C.

File No. 029103-0056

Ladies and Gentlemen:

In connection with the registration statement on Form S—3 filed by Cogent Communications Group, Inc., a Delaware corporation (the “Company”), on  July  , 2007 (File No. 333-             ), (the “Registration Statement”) which includes a prospectus dated July    , 2007 (the “Prospectus”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), relating to (i) $200,000,000 aggregate principal amount of the Company’s 1.00% Convertible Senior Notes due 2027 (the “Notes”) issued under the Indenture, dated as of June 11, 2007 (the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and (ii) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Notes pursuant to the Indenture, in each case, as contemplated by the Registration Rights Agreement, dated as of June 11, 2007 (the “Registration Rights Agreement”), by and among the Company and the initial purchasers named therein, you have requested our opinion with respect to the matters set forth below.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Securities (as defined below).  The shares of Common Stock initially issuable upon conversion of the Notes pursuant to the Indenture are referred to herein as the “Conversion Shares” and together with the Notes as the “Securities.”  The Securities are to be offered and sold by certain securityholders of the Company.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters with out having independently verified such factual matters.

We are opining herein only as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

July    , 2007

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

1.             The Notes have been duly authorized by all necessary corporate action of the Company and are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.             The Conversion Shares have been duly authorized by all necessary corporate action of the Company and when certificates (in the form of the specimen certificates examined by us) representing the shares of Common Stock initially reserved for issuance upon conversion have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and have been delivered against surrender of the converted Notes in accordance with the Indenture the Conversion Shares so issued will be validly issued, fully paid, and nonassessable.

The opinions expressed in paragraph 1 is further subject to the following limitations, qualifications and exceptions:

(a)           the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

(b)           the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought;

(c)           the unenforceability under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

(d)           we express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or, except for provisions by which a party agrees to submit to the jurisdiction of New York courts in respect of any action or proceeding arising out of or relating to the applicable Indenture, jurisdiction or venue; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of broadly or vaguely stated rights; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii)  provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; and (vii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

July    , 2007

In addition, we express no opinion with respect to (i) whether acceleration of the Notes may affect the collectibility of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon, or (ii) compliance with laws relating to permissible rates of interest.

We have not been requested to express and, with your consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture or the Notes of Sections 547 and 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to preferences and fraudulent transfers and obligations.

To the extent that the obligations of the Company under the Indentures may be dependent on such matters, we assume for purposes of this opinion that (1) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indentures have been duly authorized, executed and delivered by the Trustee and constitute the legally valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with their terms; that the Trustee is in compliance, generally and with respect to acting as Trustee under the Indentures, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indentures and (2) that the status of  the Notes as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion may not be relied upon by you for any other purpose without our prior written consent.

Very truly yours,

/s/ Latham & Watkins LLP